Filed Pursuant to Rule 433

Registration No. 333-168984-01

August 12, 2013

SIERRA PACIFIC POWER COMPANY

d/b/a NV ENERGY

$250,000,000

3.375% General and Refunding Mortgage Notes,

Series T, due 2023

Issuer:	Sierra Pacific Power Company d/b/a NV Energy
Issue:	3.375% General and Refunding Mortgage Notes, Series T, due 2023
Ratings:*	A3 / BBB+ / BBB+ (Moody’s/S&P/Fitch)
Offering Size:	$250,000,000
Coupon:	3.375%
Trade Date:	August 12, 2013
Settlement Date:	August 15, 2013 (T+3)
Stated Maturity:	August 15, 2023
Initial Public Offering Price:	99.790%
Yield to Maturity:	3.400%
Benchmark Treasury:	2.50% due August 15, 2023
Benchmark Treasury Yield:	2.600%
Spread to Benchmark Treasury:	+ 80 bps
Optional Redemption:	Callable at any time prior to May 15, 2023 in whole or in part, at a “make whole” premium of T+15 bps; and at any time on or after May 15, 2023, in whole or in part, at 100%, in each case, plus accrued and unpaid interest thereon to but excluding the date of redemption.
Interest Payment Dates:	February 15 and August 15 of each year, commencing on February 15, 2014
CUSIP Number:	826418 BJ3
Bookrunners:	J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

*	A security rating is not a recommendation to buy, sell or hold securities. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which the communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.